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                                                                    Exhibit 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated March 26, 2004, except for Note 3 and Note 7, which is as of March, 31 2004, on the consolidated balance sheets of M~Wave, Inc. and subsidiary as of December 31, 2003 and December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows of M~Wave, Inc. for each of the three years ended December 31, 2003, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference to our report in this Registration Statement on Form S-8.



/s/ GRANT THORNTON LLP


Chicago, Illinois
September 23, 2004